Exhibit F

                              Troutman Sanders LLP
                              600 Peachtree Street
                                Atlanta, GA 30308
                                  404-885-3000


                                  June 27, 2002


Securities and Exchange Commission
Washington, DC 20549

RE:      Statement on Form U-1
         of Georgia Power Company
         (herein called the "Company") et al.
         File No. 70-8461

Ladies and Gentlemen:

We have read the statement on Form U-1, as amended, referred to above and are furnishing this opinion with respect to the issuance and sale by Georgia Power Capital Trust V (the "Trust") of its Trust Preferred Securities and the related issuance by the Company of its Guarantee and Junior Subordinated Notes (all as defined therein).

We are of the opinion that:

         (a) the Company is validly organized and duly existing as a corporation under the laws of the State of Georgia;

         (b) the subject transactions have been consummated in accordance with such statement on Form U-1, as amended;

         (c) all state laws applicable to such transactions have been complied with;

         (d) the Company's obligations with respect to the Guarantee and the Junior Subordinated Notes are valid and binding obligations of the Company in accordance with their terms; and

         (e) the consummation of the transactions did not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

We hereby give our written consent to the use of this opinion in connection with the above-mentioned statement on Form U-1, as amended, and to the filing thereof with the Commission at the time of the filing by the Company of its certificate pursuant to Rule 24.

                                           Very truly yours,

                                        /s/Troutman Sanders LLP

                                           Troutman Sanders LLP